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                                                                    EXHIBIT 10.3


                               AMENDMENT NO. 1 TO
                             WALL DATA INCORPORATED
                           1993 STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS
                   AS AMENDED AND RESTATED ON OCTOBER 15, 1996



        The Wall Data Incorporated 1993 Stock Option Plan For Non-Employee Directors (the "Plan") is amended as follows:

        1. Section 4 of the Plan is amended to add a new third paragraph as follows:

               In addition to the options set forth in the preceding paragraph and effective October 28, 1997, Robert Frankenberg shall automatically receive the grant of an option (the "Frankenberg Option") to purchase 30,000 shares. The Frankenberg Option shall vest and become exercisable over 3 years, one-third at each anniversary date, except that vesting shall be based on Mr. Frankenberg's period of continuous service as the Company's outside Chairman of the Board rather than on his service as a director. The Frankenberg Option shall terminate six (6) years from the date of grant and otherwise in accordance with Section
               5.5 of the Plan, except that early termination shall be based on Mr. Frankenberg's service as the Company's outside Chairman of the Board rather than on his service as a director.



        The date of the adoption of this Amendment No. 1 by the Board of Directors of the corporation is October 28, 1997. The effective date of this Amendment No. 1 shall be October 28, 1997, the date of adoption by the Board of Directors.